Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made as of November 15, 2004 by and between Curative Health Services, Inc., a Minnesota corporation (“Company”) and Paul F. McConnell, an individual resident of the Commonwealth of Massachusetts (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 23, 2004 (as such agreement may be amended from time to time, the “Employment Agreement”), pursuant to which agreement it was contemplated that Executive could be appointed as Chief Executive Officer of the Company upon approval by the Company’s Board of Directors; and

WHEREAS, the Company’s Board of Directors has approved of the appointment of Mr. McConnell as the Company’s Chief Executive Officer, effective November 15, 2004, and in connection therewith the Company and Executive desire to make certain technical changes to the Employment Agreement to assure it fully reflects the intent of the parties under these circumstances;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the Company and Executive agree as follows:

1.             Amendments.   The following provisions of the Employment Agreement are hereby amended as follows:

(a)           At the end of the first sentence in Section 4.5(a), clause (ii) shall read “(ii) if the Executive’s Date of Termination is after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the bonus payment to Executive shall be the arithmetic average of the annual bonus payments made to Executive for the fiscal year(s) in which Executive was employed by the Company.”, and the words “as President and Chief Operating Officer” shall be deleted from such clause.

(b)           At the end of the first sentence in Section 4.5(b), clause (ii) shall read “(ii) if the Executive’s Date of Termination is after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the bonus payment to Executive in connection with the severance payment shall be the arithmetic average of the annual bonus payments made to Executive for the fiscal year(s) in which Executive was employed by the Company.”, and the words “as President and Chief Operating Officer” shall be deleted from such clause.

2.             Headings.  The headings of the articles and sections of this Acknowledgment are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision of this Amendment.

3.             Modifications.  Except as modified hereby, the Employment Agreement is in all other respects hereby ratified and confirmed.

4.             Force and Effect.  This Amendment shall be effective from the date hereof.

IN WITNESS HEREOF, the parties have executed this Amendment effective as of the date first set forth above.

PAUL F. MCCONNELL	CURATIVE HEALTH SERVICES, INC.

/s/ Paul F. McConnell	By	/s/ Thomas Axmacher
Executive		Its	Chief Financial Officer